
                                  NSAR ITEM 77O

                 VK Trust for Investment Grade Florida Municipal
                               10f-3 Transactions


  UNDERWRITING #     UNDERWRITING          PURCHASED FROM         AMOUNT OF SHARES      % OF UNDERWRITING      DATE OF PURCHASE
                                                                     PURCHASED


         1         Florida B/O/E Cap        Smith Barney            5,000,000                  1.629               08/16/99
